UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2014

Silver Bay Realty Trust Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-35760	90-0867250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 Fernbrook Lane North, Suite 210 Plymouth, MN 55447
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:   (952) 358-4400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 30, 2014, Silver Bay Realty Trust Corp. (the “Company” or “Silver Bay”) entered into arrangements with David N. Miller, Christine Battist and Larry Shapiro, each a named executive officer of the Company, regarding their base salary. The base salary of each named executive officer will remain the same as his or her current salary, except that these salaries will now be paid by Silver Bay as a result the internalization of the management of the Company (the “Internalization”). Mr. Miller’s base salary is $350,000; Ms. Battist’s base salary is $250,000; and Mr. Shapiro’s base salary is $250,000. Each named executive officer is also eligible to receive discretionary bonuses from the Company. Upon closing of the Internalization, Mr. Miller became eligible to participate in Silver Bay’s equity incentive plan. Ms. Battist and Mr. Shapiro will also continue to be eligible to participate in Silver Bay’s equity incentive plan under the same terms as prior to the Internalization. The Company will also pay premiums for continuation medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA, through December 31, 2014 for Mr. Miller and Ms. Battist.
The contingent resignation of Brian C. Taylor as a member and Chairman of the Board of Directors of the Company, and the contingent appointment of Irvin R. Kessler as Chairman of the Board of Directors, both previously disclosed by the Company on a Current Report on Form 8-K, became effective upon the closing of the Internalization.

The Internalization was completed pursuant to the terms of the Contribution Agreement, dated August 3, 2014 (the “Contribution Agreement”), among the Company, Pine River Domestic Management L.P. (“Pine River”), Provident Real Estate Advisors LLC (“Provident”), PRCM Real Estate Advisers LLC and Silver Bay Operating Partnership L.P. The terms of the Internalization were previously disclosed by the Company on a Current Report on Form 8-K filed on August 4, 2014.

Item 5.07    Submission of Matters to a Vote of Security Holders

On September 30, 2014, the Company, held a Special Meeting of Stockholders (the “Special Meeting”) to approve the Internalization. Of the 38,473,376 shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting on the August 18, 2014 record date, 25,510,453 shares, or approximately 66.3% were present at the Special Meeting either in person or by proxy.

The following describes the matters considered by the Company’s stockholders at the Special Meeting, as well as the results of votes cast at the Special Meeting.

Proposal No. 1:

To approve the Contribution Agreement, and the transactions contemplated by the Contribution Agreement, pursuant to which the Company will internalize the management of the Company through the acquisition of PRCM Real Estate Advisers LLC in exchange for the issuance of 2,231,511 common units of Silver Bay Operating Partnership L.P.

	For	Against	Abstain	Broker Non-Vote
All shares	23,439,219	207,109	1,864,125	—
Excluding certain interested shares*	20,878,176	207,109	1,864,125	0

____________
* Pursuant to the Contribution Agreement, Proposal No. 1 required the approval of a majority of all votes cast by stockholders entitled to vote on such proposal other than Pine River, Provident, any of their affiliates, or any other stockholder determined to have a material financial interest in the Internalization.

Proposal No. 2:

To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Internalization.

For	Against	Abstain	Broker Non-Vote
23,281,286	2,092,868	136,299	—

As a result of the votes cast at the Special Meeting, both proposals were each approved by the Company’s stockholders. It was not necessary to adjourn the Special Meeting under the authority granted by Proposal No. 2 because there were sufficient votes at the time of the Special Meeting to approve Proposal No. 1.

Item 8.01    Other Events

On September 30, 2014, Silver Bay announced the closing of the Internalization. A copy of the press release announcing the closing of the Internalization is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits.

Item No.	Description
99.1	Press release issued by Silver Bay Realty Trust Corp. dated September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER BAY REALTY TRUST CORP.

	By:	/s/ Daniel J. Buechler
Daniel J. Buechler
General Counsel and Secretary

Date: October 3, 2014

Exhibit Index

Item No.	Description
99.1	Press release issued by Silver Bay Realty Trust Corp. dated September 30, 2014.